Exhibit 4.7

TEMBEC INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of Tembec Inc. (the “Corporation”) will be held in the Westmount Room, at the Hilton Montreal Bonaventure, 900 de La Gauchetière West in Montreal, Québec, on Thursday, January 27, 2011, at 11:00 a.m., local time, for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the fiscal year ended September 25, 2010 together with the auditors’ report thereon;

2.	to elect the directors of the Corporation for the ensuing year;

3.	to appoint the auditors and authorize the board of directors to fix their remuneration; and

4.	to transact such other business as may properly come before the Meeting.

A copy of the management information circular accompanies this Notice.

Since it is desirable that as many shares as possible be represented and voted at the Meeting, you are requested, if unable to attend the Meeting in person, to complete, date, sign and return the enclosed form of proxy in the envelope provided for that purpose to Tembec Inc., c/o Computershare Trust Company of Canada, no later than 5:00 p.m. on January 25, 2011.

Montreal, this 15th day of December 2010.

By order of the Board of Directors,

/s/ Patrick LeBel
PATRICK LEBEL

Vice President, General Counsel and
Corporate Secretary